UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 21, 2006

3M COMPANY

(Exact name of registrant as specified in its charter)

Delaware	File No. 1-3285	41-0417775
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3M Center, St. Paul, Minnesota	55144-1000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (651) 733-1110

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

This Current Report on Form 8-K updates 3M’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Annual Report”) to reflect business segment reorganizations and adoption of an accounting standard requiring expensing of stock-based compensation, both of which occurred during the first quarter of 2006.

As previously reported, effective in the first quarter of 2006, 3M made the following changes to its business segments:

•                  3M reorganized its reporting structure to combine its Industrial and Transportation business segments (which on a combined basis had previously reported 2005 sales of $5,578 million)

•                  3M’s Health Care business segment transferred certain products (2005 sales of $613 million), primarily comprised of 3M Personal Care Division products, to the combined Industrial and Transportation segment.

In addition, during the first quarter of 2006, certain adhesive tapes (2005 sales of $47 million) previously in the Industrial and Transportation segment were transferred to the construction and home improvement business within the Consumer and Office segment. On a restated basis, 2005 sales for Industrial and Transportation totaled $6,144 million. This new Industrial and Transportation segment is intended to leverage common markets, sales channels and customers, technologies, manufacturing facilities and selling processes. Further, 3M formed the Film and Materials Resource Division as a corporate resource for the development of films and materials. This resulted in the transfer of 3M’s commercial videotape business (2005 sales of $47 million), which 3M began to phase out in the fourth quarter of 2004, to the Corporate and Unallocated segment from the Display and Graphics segment.

Also, effective January 1, 2006, 3M adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), which requires 3M to expense stock-based compensation. The Company has adopted SFAS No. 123R using the modified retrospective method. Effective January 1, 2006, all prior periods were revised to give effect to the fair-value-based method of accounting for awards granted in fiscal years beginning on or after January 1, 1995.

On April 17, 2006, in a Current Report on Form 8-K, 3M furnished supplemental unaudited historical business segment sales and operating income information to reflect these business segment reorganizations, including the impact of expensing stock-based compensation, on both an annual and quarterly basis for the years ended December 31, 2005, 2004 and 2003, with related restated business segment sales growth information also provided on both an annual and quarterly basis for the years ended December 31, 2005 and 2004. The Company has already begun reporting comparative results under the new structure, including the impact of the adoption of SFAS No. 123R, in its Quarterly Reports on Form 10-Q for the periods ended June 30, 2006 and March 31, 2006.

This Current Report provides an update to 3M’s 2005 Annual Report to reflect 3M’s business segment reorganization and adoption of SFAS No. 123R as stated above. In addition, employee count information provided in Part I, Item 1 and Part II, Item 7, has been revised to include employees at a manufacturing plant outside the United States owned by a 3M subsidiary, who were not included in the Company’s global headcount. This change increased employee count by an additional 1,912 employees at December 31, 2005, 1,173 employees at December 31, 2004, and 1,017 employees at December 31, 2003. This revision had no impact on the Company’s consolidated financial statements. However, this Current Report does not update for other changes since the filing of the 2005 Annual Report (e.g. changes in executive officers, new accounting pronouncements and developments in legal proceedings). As such, this Current Report should be read with reference to 3M’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2006 and March 31, 2006 (the “Quarterly Reports”), which describe significant developments since the filing of the 2005 Annual Report. In the Quarterly Reports, 3M reported the deferred taxes related to the adoption of SFAS No. 123R as a cumulative long-term deferred tax asset rather than netting the majority of this amount against existing long-term deferred tax liabilities (for those tax jurisdictions in a liability position) as prescribed by SFAS No. 109, “Accounting for Income Taxes.” This amount was not material to 3M’s financial position, but the Company has updated this Current Report to reflect the correct classification.

The updates stated above are provided in Item 9.01 of this Current Report on Form 8-K. Updates were made to the following sections:

•                  Exhibit 12, Calculation of Ratio of Earnings to Fixed Charges

•                  Part I, Item 1, Business

•                  Part II, Item 6, Selected Financial Data

•                  Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations

•                  Part II, Item 8, Financial Statements and Supplementary Data

By virtue of this Current Report, the Company will be able to incorporate the updated information by reference into future registration statements or post-effective amendments to existing registration statements.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
12	Calculation of Ratio of Earnings to Fixed Charges (updated for SFAS No. 123R impact)
23	Consent of Independent Registered Public Accounting Firm

99	Updates to 2005 Annual Report on Form 10-K:
Part I, Item 1, Business
Part II, Item 6, Selected Financial Data
Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations
Part II, Item 8, Financial Statements and Supplementary Data

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

3M COMPANY
(Registrant)

Date:  September 21, 2006

By: /s/  Patrick D. Campbell
--------------------------------

Patrick D. Campbell,

Senior Vice President and Chief Financial Officer

(Mr. Campbell is the Principal Financial Officer and has
 been duly authorized to sign on behalf of the Registrant.)